EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-51546) pertaining to the ACR Group, Inc. 401(k) Plan of our report dated June 5, 2003 with respect to the financial statements and schedule of the ACR Group, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Hein + Associates, LLP

Houston, Texas

June 26, 2003